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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
OF
VARSITY GROUP INC.
AT
$0.20 PER SHARE
BY
VGI ACQUISITION CORP.
A WHOLLY-OWNED SUBSIDIARY OF
VGI HOLDINGS CORP.
A WHOLLY-OWNED SUBSIDIARY OF
FOLLETT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY TIME) ON APRIL 4, 2008, UNLESS THE OFFER IS EXTENDED.

        The offer described in this offer to purchase is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2008 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among VGI Holdings Corp., a Delaware corporation ("Parent"), VGI Acquisition Corp., a Delaware corporation ("Purchaser"), and Varsity Group Inc., a Delaware corporation (the "Company"). Purchaser is a wholly-owned subsidiary of Parent, and Parent is a wholly-owned subsidiary of Follett Corporation, an Illinois corporation ("Follett"). Following consummation of the offer, it is anticipated that Purchaser will be merged with and into the Company, and each share of the Company's common stock, par value $0.0001 per share (the "Shares"), not previously purchased in the offer will be converted into the right to receive in cash the same price paid in the offer, subject to appraisal rights. The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares, if any, available for purchase by Purchaser pursuant to the "top-up" option granted by the Company to Purchaser pursuant to the Merger Agreement, represents at least 90% of the Shares outstanding (determined on a fully diluted basis after giving effect to the exercise of the "top-up" option) immediately prior to the acceptance of the Shares pursuant to the offer. The offer is also subject to satisfaction of certain other conditions that are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the offer and the merger (the "Transactions"), in accordance with the Delaware General Corporation Law, and determining that the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares in the offer and adopt the Merger Agreement, if required.

IMPORTANT

        If you want to tender your Shares in the offer, you should (i) complete and sign the letter of transmittal (or a manually signed facsimile thereof) that accompanies this offer to purchase in accordance with the instructions in such letter of transmittal and mail or deliver such letter of transmittal and all other required documents to the depositary together with certificates representing the tendered Shares or follow the procedure for book-entry transfer set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such person if you wish to tender such Shares.

        If you want to tender your Shares and your certificates are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent, at the address and telephone number set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal and the other documents referred to in this offer to purchase may be directed to the information agent or to your broker, dealer, bank, trust company or other nominee.

The Information Agent for the offer is:

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers Call (212) 440-9800
All others call Toll-Free 1.800.843.0129

March 7, 2008

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SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.0001 per share, of Varsity Group Inc. (the "Shares").
Price Offered Per Share:	$0.20 per Share in cash, without interest and subject to any applicable withholding of taxes.
Scheduled Expiration of Offer:
12:00 midnight, New York City time, on April 4, 2008 (such date, the initial "Expiration Date," and any expiration time and date established pursuant to an extension of the offer as so extended, also an "Expiration Date").
The Purchaser:	VGI Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of VGI Holdings Corp. ("Parent"). Parent is a wholly-owned subsidiary of Follett Corporation ("Follett")
Varsity Board Recommendation:	The board of directors of Varsity Group Inc. has unanimously recommended that you accept the offer and tender your Shares in the offer.

        The following are answers to some of the questions that you, as a stockholder of Varsity Group Inc., a Delaware corporation (the "Company"), may have about the offer. This summary highlights important information from this offer to purchase but does not purport to be complete. We urge you to read carefully the entire offer to purchase and the letter of transmittal and the other documents, including the Company's Solicitation/Recommendation Statement filed on Schedule 14D-9 that is being mailed to you together with this offer to purchase, to which we refer you before making any decision as to whether to tender your Shares.

Who is offering to buy my Shares?

        We are VGI Acquisition Corp., a Delaware corporation, or "Purchaser," newly-formed solely for the purpose of making the offer and merging with and into the Company. We are a wholly owned subsidiary of VGI Holdings Corp., a Delaware corporation, or "Parent," which also was newly-formed solely to facilitate the offer and related transactions. Parent is a wholly owned subsidiary of Follett Corporation, an Illinois corporation, or "Follett." Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser. See the "Introduction" and Section 9—"Certain Information Concerning Follett, Parent and Purchaser" of this offer to purchase.

What are the classes and amounts of securities sought in the offer?

        We are seeking to purchase all of the outstanding shares of the Company's common stock, par value $0.0001 per share (the "Shares"). See the "Introduction" and Section 1—"Terms of the Offer" of this offer to purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $0.20 per Share in cash, without interest and subject to any applicable withholding of taxes (the "Offer Price"). If you are the record owner of your Shares and you directly tender your Shares to us in the offer, then you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your broker tenders your Shares on your behalf, then your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" of this offer to purchase.

Do you have the financial resources to make payment?

        Yes. The offer is not subject to any financing conditions. We estimate the total amount of funds necessary to complete the transactions contemplated by the Merger Agreement, including the offer and the merger (the "Transactions"), to be approximately $3.8 million. Follett has guaranteed our obligation to pay the purchase price of the Shares in the offer and the merger. Follett will fund this amount from its working capital. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Guarantee" and Section 12—"Source and Amount of Funds" of this offer to purchase.

Is your financial condition relevant to my decision to tender my Shares in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the offer because:

  •
  the offer is being made for all of the outstanding Shares solely for cash;

  •
  we, through Follett, will have sufficient funds available to purchase all of the Shares validly tendered and not validly withdrawn in the offer in light of our financial capacity in relation to the amount of consideration payable;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any of the remaining Shares for the same cash price in the merger.

        See Section 12—"Source and Amount of Funds" of this offer to purchase.

What does the Company's Board of Directors think of the offer?

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the Merger Agreement and the Transactions in accordance with the Delaware General Corporation Law (the "DGCL") and determining that the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the Merger Agreement, if required. A more complete description of the reasons for the actions of the Company's board of directors is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to its stockholders together with this offer to purchase. See the "Introduction" of this offer to purchase.

Have any of the Company's stockholders agreed to tender their Shares?

        Yes. Three entities affiliated with The Mayfield Fund, Mayfield Associates Fund IV, L.P., Mayfield IX, L.P. and The Book Trust (collectively, "Mayfield"); Bestinver Gestion, S.A SGIIC; Bestinver Pensiones EGFP, S.A.; and the current directors of the Company, John T. Kernan, Allen L. Morgan, Eric J. Kuhn, Robert M. Holster and James M. Craig (the "Tender Stockholders"), which collectively own approximately 20% of the total outstanding Shares as of the date hereof, have agreed to tender their Shares in the offer pursuant to tender agreements dated February 22, 2008. See Section 11—"Purpose of the Offer and Plans For the Company; The Merger Agreement; Other Agreements—Other Agreements—Tender Agreements" of this offer to purchase.

How long do I have to decide whether to tender my Shares in the offer?

        You will have at least until 12:00 midnight (New York City time) on April 4, 2008 (such date, the initial "Expiration Date," and any expiration time and date established pursuant to an extension of the offer as so extended, also an "Expiration Date") to tender your Shares in the offer. However, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure, which is described in this offer to purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

Can the offer be extended and under what circumstances?

        Yes. The Merger Agreement provides that the tender offer may, and in certain events is required to, be extended, as follows:

  •
  by Purchaser, for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the offer any of the conditions to Purchaser's obligation to purchase the Shares is not satisfied or waived;

  •
  by Purchaser, for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer;

  •
  by Purchaser, to make available a "subsequent offering period" in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  by Purchaser, upon the request of the Company if, at any otherwise scheduled Expiration Date of the offer, any condition to the offer is not satisfied or waived, for one or more consecutive increments of not more than ten business days each until the earlier of the termination of the Merger Agreement in accordance with its terms and April 18, 2008 (the initial "Outside Date," provided that Parent may, in its sole discretion, extend the Outside Date by providing written notice to the Company, provided further that Parent may not extend such date beyond May 30, 2008, also an "Outside Date"); or

  •
  by Purchaser, upon the request of the Company, to make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days, except that Purchaser is not required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Purchaser, directly or indirectly, own more than 90% of the outstanding Shares.

        See Section 1—"Terms of the Offer" of this offer to purchase for more details on our obligation and ability to extend the offer.

How will I be notified if the offer is extended?

        If we extend the offer, then we will inform American Stock Transfer and Trust Company, the depositary for the offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m. (New York City time) on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer" of this offer to purchase.

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares, if any, available for purchase by Purchaser pursuant to the "top-up" option granted by the Company to Purchaser pursuant to the Merger Agreement, represents at least 90% of the Shares outstanding

(determined on a fully diluted basis after giving effect to the exercise of the "top-up" option) immediately prior to the acceptance of the Shares pursuant to the offer (the "Minimum Tender Condition").

        The offer is also subject to a number of other important conditions, some of which we can waive without the Company's consent, including the Minimum Tender Condition. We cannot, however, reduce the Minimum Tender Condition below a majority of the Shares outstanding. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

What is the market value of my Shares as of a recent date?

        On February 22, 2008, the last trading day before we announced the offer, the closing price of the Shares reported through Nasdaq was $0.16 per Share. On March 5, 2008, the last trading day before we printed this offer to purchase, the closing price of the Shares reported through Nasdaq was $0.20 per Share. We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends" of this offer to purchase.

How do I tender my Shares?

        To tender your Shares, you must, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account, together with a completed letter of transmittal and any other documents required by the letter of transmittal. If your Shares are held in street name (that is, through a broker, dealer, bank, trust company or other nominee), then they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, then you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period. See Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the offer expires. This right to withdraw will not apply to the Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights" of this offer to purchase.

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered the Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights" of this offer to purchase.

        Appraisal rights are not available as a result of the offer. However, if we purchase a majority of the outstanding Shares in the offer and proceed with the merger, appraisal rights will be available to holders of the Shares who do not vote in favor of adoption of the Merger Agreement, subject to, and in accordance with, Delaware law. A holder of the Shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. See Section 15—"Certain Legal Matters" of this offer to purchase.

Following Purchaser's purchase of the Shares in the offer, will the Company continue as a public company?

        Following the purchase of the Shares in the offer and the satisfaction of certain conditions, we intend to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq, there may not be an active public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options" and Section 7—"Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration—Reduced Liquidity; Possible Delisting" of this offer to purchase.

Will the offer be followed by a merger if all of the Shares are not tendered in the offer?

        If we accept for payment all of the Shares validly tendered and not withdrawn pursuant to the offer, then Purchaser will merge with and into the Company, as required by the Merger Agreement, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and a vote of the Company's stockholders, if a vote is required.

        If we acquire at least 90% of the issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option (as defined below)), then we will complete the merger as soon as possible, without a meeting of the Company stockholders, under the "short form" merger provisions of Delaware law.

        In the merger, the Company stockholders who did not tender their Shares in the offer will receive $0.20 per Share in cash, without interest and subject to any applicable withholding of taxes. There are no appraisal rights available in connection with the offer, but stockholders who have not sold their Shares in the offer will have appraisal rights under Delaware law with respect to the merger.

        See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—Appraisal Rights and 'Short Form' Merger" and Section 15—"Certain Legal Matters—'Short Form' Merger" of this offer to purchase.

What is the Top-Up Option and when could it be exercised?

        As part of the Merger Agreement, the Company granted to Purchaser an irrevocable option to purchase that number of newly issued Shares that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, would result in Parent, Purchaser and their respective affiliates owning one share more than 90% of the outstanding Shares (the "Top-Up Option"). The purpose of the Top-Up Option is to permit us to complete the merger without a meeting of the Company's stockholders under the "short form" merger provisions of Delaware law. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Top-Up Option" of this offer to purchase for a more detailed discussion of the limitations on, and the conditions to, the exercise of the Top-Up Option.

If I decide not to tender, how will the offer affect my Shares?

        If you decide not to tender your Shares in the offer and the merger occurs, then you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to appraisal rights. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, unless you seek an appraisal for your Shares. If you perfect your rights to appraisal under Delaware law, then you may receive a different amount from the consideration being paid in the merger. If you decide not to tender your Shares in the offer and we purchase the tendered Shares, but the merger does not occur, then there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through Nasdaq and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 7—"Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration—Reduced Liquidity; Possible Delisting" of this offer to purchase.

Who should I call if I have questions about the offer?

        You may call Georgeson at 1-800-843-0129 (toll free). Georgeson is acting as the information agent for our offer. See the back cover of this offer to purchase for additional information on how to contact Georgeson.

To the Holders of Common Stock of Varsity Group Inc.:

INTRODUCTION

        VGI Acquisition Corp, a Delaware corporation ("Purchaser"), a wholly owned subsidiary of VGI Holdings Corp., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Varsity Group Inc., a Delaware corporation (the "Company"), at a price of $0.20 per Share in cash, without interest and subject to applicable withholding of taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

        The offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 22, 2008 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that following the offer, subject to satisfaction or waiver of the conditions to the merger, including, if required, the approval of the Company's stockholders, Purchaser will be merged with and into the Company and each of the Shares not previously acquired in the offer (other than Shares owned by stockholders that properly perfect their appraisal rights under Delaware law) will be converted into the right to receive in cash the same price paid in the offer, without interest and subject to applicable withholding of taxes and appraisal rights.

        The offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares, if any, available for purchase by Purchaser pursuant to the "top-up" option granted by the Company to Purchaser pursuant to the Merger Agreement, represents at least 90% of the Shares outstanding (determined on a fully diluted basis after giving effect to the exercise of the "top-up" option) immediately prior to the acceptance of the Shares pursuant to the offer (the "Minimum Tender Condition"). Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. The Company has advised us that, as of February 22, 2008, there were 18,960,655 Shares issued and outstanding. In addition, as of February 22, 2008, the Company had issued and outstanding options to purchase 3,112,646 Shares under the Company's Second Amended and Restated 1998 Stock Option Plan (the "Option Plan"). However, all of the options have exercise prices in excess of the Offer Price and therefore we do not expect any options to be exercised prior to expiration of the offer. There is also an outstanding warrant granted by the Company to VGI Financial Corp. for a variable amount of shares (as described in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Warrant" of this offer to purchase). Assuming that there is no change in the number of issued and outstanding Shares and the Top-Up Option is fully exercised, if 12,960,655 Shares are validly tendered and not withdrawn, then the Minimum Tender Condition will be satisfied.

        The board of directors of the Company (the "Company Board") unanimously adopted resolutions (i) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the offer and the merger (the "Transactions"), in accordance with the Delaware General Corporation Law (the "DGCL") and determining that the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the Merger Agreement, if required (the "Company Recommendation"). A more complete description of the reasons for the actions of the Company Board is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the stockholders of the Company with this offer to purchase.

        There is no financing condition to the offer. The merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Tender Condition is satisfied, then Purchaser will be able to complete the merger without a vote of the Company's stockholders pursuant to the "short form" merger provisions of Delaware law. However, Purchaser is permitted to waive the Minimum Tender Condition provided that the Minimum Tender Condition cannot be reduced by Purchaser below a majority of the Shares outstanding without the Company's consent. If Purchaser waives the Minimum Tender Condition and completes the offer with less than 90% of the outstanding Shares, then the Purchaser will be entitled to designate a majority of the Company Board and Purchaser will still have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of the Company. The Company has agreed that in this circumstance, it will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Shares as promptly as practicable following the date of acceptance for payment of the Shares validly tendered and not validly withdrawn pursuant to the offer (the "Purchase Date") to consider and vote upon the adoption of the Merger Agreement. Parent and Purchaser have agreed to vote their and their affiliates' Shares in favor of the adoption of the Merger Agreement.

        No appraisal rights are available as a result of the offer. Holders of the Shares will be able to exercise appraisal rights, however, in connection with the merger if they comply with applicable Delaware law and do not vote their Shares in favor of adoption of the Merger Agreement, if such a vote is required, and if they otherwise comply with the requirements of Delaware law regarding the perfection of appraisal rights. See Section 15—"Certain Legal Matters—Appraisal Rights" of this offer to purchase.

        On February 22, 2008, in connection with the Offer and the Merger, the Company entered into an Amended and Restated Revolving Line of Credit Loan Agreement and Security Agreement (the "New Loan Agreement") with VGI Financial Corp., an affiliate of Parent ("Finance Corp."), and certain wholly-owned subsidiaries of the Company (together with the Company, the "Borrowers"), which amends and restates the Revolving Line of Credit Loan Agreement and Security Agreement with Bank of America, N.A. ("BOA"), entered into by the Company on March 8, 2007 (the "Prior Loan Agreement"). Finance Corp. has purchased and assumed from BOA the obligations under the Prior Loan Agreement. The New Loan Agreement is secured by a lien on substantially all of the Company's assets, including approximately $2.0 million of cash. As of March 3, 2008, there was approximately $3.755 million of advances outstanding under the line of credit. Prior to Finance Corp. purchasing this line of credit, the Company was in default under the Prior Loan Agreement. Finance Corp. has agreed, subject to certain conditions, to forebear from enforcing an event of default that is presently outstanding under the Prior Loan Agreement until April 30, 2008. The New Loan Agreement will provide the Company with additional liquidity to fund its operating expenses if certain conditions are satisfied. A termination of the Merger Agreement or the occurrence of a Material Adverse Effect (as defined in the Merger Agreement) would constitute an event of default under the line of credit. The Company presently does not have access to sufficient liquidity to fund its operations on a stand-alone basis.

        In connection with the New Loan Agreement, the Company has issued a warrant to Finance Corp. for the purchase of the number of Shares equal to (a) the advances under the New Loan Agreement divided by (b) the exercise price of $0.20 per Share, subject to anti-dilution adjustment (the "Warrant"). The per Share exercise price of the Warrant will be reduced by (a) 20% in the event that advances under the New Loan Agreement remain outstanding as of April 7, 2008 and (b) an additional 20% in the event that advances under the New Loan Agreement remain outstanding as of May 7, 2008. As of March 3, 2008, advances under the New Loan Agreement were approximately $3.755 million. The Warrant expires upon the earlier of 5:00 p.m. (Chicago time) on February 22, 2011 or the consummation of a sale of the Company.

        These summaries of the New Loan Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the complete text of the New Loan Agreement and the Warrant, copies of which are filed with the SEC as Exhibits (d)(3) and (d)(2), respectively, to the Schedule TO and incorporated herein by reference.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.    Terms of the Offer.

        Upon the terms and subject to the conditions set forth in this offer to purchase and the letter of transmittal (and, if the offer is extended or amended, including the terms and conditions of such extension or amendment), we will accept for payment, and pay for, all Shares validly tendered pursuant to the offer and not withdrawn on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight (New York City time) on April 4, 2008, unless and until we have extended the period for which the offer is open, in which event the term "Expiration Date" means the latest time and date on which the offer, as so extended by us, expires. See Section 15—"Certain Legal Matters" of this offer to purchase.

        The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is subject to a number of other important conditions, some of which we can waive without the Company's consent, including the Minimum Tender Condition. We cannot, however, reduce the Minimum Tender Condition below a majority of the Shares outstanding. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        The Merger Agreement provides that the tender offer may, and in certain events is required to, be extended, as follows: (i) by Purchaser, without the Company's consent, for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the offer any of the conditions to Purchaser's obligation to purchase the Shares are not satisfied or waived, provided that the offer period may not be extended beyond the Outside Date; (ii) by Purchaser, for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer; (iii) by Purchaser, to make available a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) by Purchaser, upon the request of the Company if, at any otherwise scheduled Expiration Date of the offer, any condition to the offer is not satisfied or waived, for one or more consecutive increments of not more than ten business days each until the earlier of the termination of the Merger Agreement in accordance with its terms and April 18, 2008 (the initial "Outside Date," provided that Parent may, in its sole discretion, extend the Outside Date by providing written notice to the Company, provided further that Parent may not extend such date beyond May 30, 2008, also an "Outside Date"); or (v) by Purchaser, upon the request of the Company, to make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days, except that Purchaser is not required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Purchaser, directly or indirectly, own more than 90% of the outstanding Shares.

        The Offer Price will be equitably adjusted in the event that the Company changes the number of the Shares or securities convertible or exchangeable into or exercisable for the Shares issued and outstanding on or after February 22, 2008 and prior to our payment of the Shares pursuant to the offer as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction. We expressly reserve the right to increase the Offer Price if the Minimum Tender Condition has not been satisfied or if the Company Board withholds, withdraws, qualifies or modifies the Company Recommendation or approves, recommends or otherwise declares advisable any Superior Proposal (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase) that was not solicited, initiated, encouraged or facilitated in breach of the Merger Agreement. This right reserved by us is in addition to our rights described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. In addition, we may waive any condition to the offer or modify the terms of the offer, except that we will not, without the prior written consent of the Company,

  •
  reduce the number of the Shares subject to the offer;

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  reduce the Offer Price;

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  reduce the Minimum Tender Condition below a majority of outstanding Shares;

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  add to the conditions of the offer or modify or amend any such condition in any manner adverse to the holders of the Shares;

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  change the form of consideration payable in the offer; or

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  except as otherwise provided by the Merger Agreement, extend the offer.

        On the terms and subject to conditions of the offer and the Merger Agreement, as soon as practicable after the Expiration Date and in accordance with Rule 14e-1 under the Exchange Act (which requires that a bidder pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), we will accept and pay for all of the Shares validly tendered and not withdrawn pursuant to the offer that we become obligated to purchase pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        Any extension, amendment or termination of the offer will be followed as promptly as practicable by a public announcement consistent with the requirements of the SEC. The announcement of any extension of the offer will be issued no later than 9:00 a.m. (New York City time) on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise make any public announcement other than by issuing a press release to a national news service.

        If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in the Offer Price or a change in percentage of securities sought generally requires an offer remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        In accordance with the Merger Agreement, the Company has provided us with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the offer to holders of the Shares. This offer to purchase and the related letter of transmittal, together with the Schedule 14D-9, will be mailed to record holders of the Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of the Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    Acceptance for Payment and Payment for the Shares.

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment) and provided the offer has not been terminated, we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4—"Withdrawal Rights" of this offer to purchase. If we provide a subsequent offering period, then we will accept for payment, and promptly pay for all validly tendered Shares as they are received during any such subsequent offering period.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by American Stock Transfer and Trust Company, the depositary for the offer (the "Depositary"), of:

  •
  certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate);

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  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal); and

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  any other documents required by the letter of transmittal.

        The Offer Price paid to any holder of the Shares for the Shares tendered in the offer will be the highest per-Share consideration paid to any other holder of the Shares for the Shares tendered in the offer.

        For purposes of the offer (including during a subsequent offering period), we will be deemed to have accepted for payment the Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the offer. Payment for the Shares accepted in the offer will be made by deposit of the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting those payments to you. If we extend the offer, are delayed in our acceptance for payment of the Shares or are unable to accept the Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" of this offer to purchase or as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for the Shares be paid, regardless of any delay in making such payment.

        If we do not accept the tendered Shares for any reason, or if certificates are submitted for more Shares than are tendered, we will return certificates for the unpurchased Shares, without expense to the tendering stockholder (or, in the case of the Shares tendered by book-entry transfer of such Shares into the Depositary's account pursuant to the procedures set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase, such Shares will be credited to the Depositary's account), promptly following expiration or termination of the offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more of our affiliates the right to purchase all or any portion of the Shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice your rights to receive payment for the Shares validly tendered and accepted for payment pursuant to the offer.

3.    Procedure for Tendering the Shares.

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender the Shares in the offer:

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  for the Shares held as physical certificates, the certificates for the tendered Shares (or an affidavit of loss relating to such certificate), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, and any other documents required by the letter of transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal and other documents must be received before the expiration of the subsequent offering period);

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  for the Shares held in book-entry form, either a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this offer to purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent's Message, and other documents must be received before the expiration of the subsequent offering period); or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The method of delivery of the Shares, the letter of transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and sole risk of the tendering stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase before the

Expiration Date (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent's Message, and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under "Guaranteed Delivery" for a valid tender of the Shares by book-entry transfer. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this offer to purchase as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For the Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the letter of transmittal:

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  if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered with such letter of transmittal and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

  •
  if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the letter of transmittal. If a certificate is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or a certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See Instruction 5 to the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender the Shares in the offer and the certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder's tender may still be effected if all the following conditions are met:

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  the tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

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  the certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal), and any other documents required by the letter of transmittal are received by the Depositary within three trading days after the date of execution of the notice of guaranteed delivery. A "trading day" is any day on which quotations are available for shares listed through Nasdaq.

        The notice of guaranteed delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary. However, if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery made available by Purchaser.

        Other Requirements.    Payment for the Shares accepted for payment in the offer will be made only after timely receipt by the Depositary of:

  •
  certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate);

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  properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal); and

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  any other documents required by the letter of transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the offer or any delay in making payment.

        Tender Constitutes an Agreement.    The tender of the Shares pursuant to the procedures described above will constitute your acceptance of the offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the letter of transmittal. Our acceptance for payment of the Shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this offer to purchase. These proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we deposit the payment for the Shares with the Depositary. Upon the effectiveness of this appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting, consent and other rights as they, in their sole discretion, may deem proper including at any annual, special or adjourned meeting of the Company's stockholders. We require that, in order for the

Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting, consent, and other rights with respect to such Shares.

        Options.    The offer is made only for the outstanding Shares and is not made for any options to acquire the Shares. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options" of this offer to purchase for a description of treatment of options in the merger. Holders of vested but unexercised options to purchase Shares may participate in the offer only if they first exercise their options in accordance with their terms and tender the Shares issued upon such exercise.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of the Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, Follett, the Depositary, Georgeson acting as the information agent (the "Information Agent"), the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer will be final and binding.

        Backup Withholding.    To prevent federal income tax "backup withholding" with respect to payment of the Offer Price of the Shares purchased pursuant to the offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal or by otherwise certifying such stockholder's exemption from backup withholding. See Instruction 8 set forth in the letter of transmittal and Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger" of this offer to purchase for a more detailed discussion of backup withholding.

4.    Withdrawal Rights.

        Tenders of the Shares made pursuant to the offer are irrevocable, except that you may withdraw Shares tendered pursuant to the offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the offer, you may also withdraw the tendered Shares at any time after May 6, 2008. Pursuant to Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to the Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to the Shares tendered in the offer and accepted for payment.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing such Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any eligible institution. If the Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase, any notice of withdrawal must specify the name and number of the account at the Depositary to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

        If Purchaser extends the offer, is delayed in its acceptance for payment of the Shares or is unable to accept the Shares for payment pursuant to the offer for any reason, then, without prejudice to Purchaser's rights under the offer, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for the Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering the Shares" of this offer to purchase at any time prior to the Expiration Date.

5.    Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of certain material U.S. federal income tax consequences of the offer and the merger to holders whose Shares are purchased pursuant to the offer or whose Shares are converted to cash in the merger (including pursuant to the exercise of appraisal rights). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the offer and the merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to the Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of the Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to us a mark-to-market method of accounting for your securities holdings, banks, insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding the Shares as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        The receipt of cash for the Shares pursuant to the offer or the merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted federal income tax basis in the Shares sold pursuant to the offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of the Shares (i.e., the Shares acquired at the same cost in a single transaction) sold pursuant to the offer or converted to cash in the merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the merger), the Shares were held for more than one year. Long-term capital gains recognized by an individual in the taxable years beginning before January 1, 2011 will generally be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

        Payments in connection with the offer or the merger may be subject to "backup withholding" at a rate of 28%. See Section 3—"Procedure for Tendering the Shares" of this offer to purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the Internal Revenue Services to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

6.    Price Range of Shares; Dividends.

        The Shares trade through Nasdaq under the symbol "VSTY." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on Nasdaq based upon public sources:

	Company Sales Price
	High	Low
Calendar Year
2006:
First Quarter	$4.30	$3.58
Second Quarter	5.41	4.08
Third Quarter	3.98	3.55
Fourth Quarter	4.05	1.48
2007:
First Quarter	$2.28	$1.49
Second Quarter	1.52	0.85
Third Quarter	1.34	0.97
Fourth Quarter	1.08	0.22
2008:
First Quarter (through March 5, 2008)	$0.28	$0.14

        The Company has advised Purchaser that, as of February 22, 2008, there were 18,960,655 Shares issued and outstanding, and the Company had issued and outstanding options to purchase 3,112,646 Shares under the Company's Option Plan. On February 22, 2008, the last full trading day before public announcement of the Merger Agreement, the closing price of the Shares reported on the Nasdaq was $0.16 per Share. On March 5, 2008 the last full trading day before the printing of this offer to purchase, the closing price of the Shares reported through Nasdaq was $0.20 per Share.

  We urge you to obtain a current market quotation for the Shares.

        The Company has advised Purchaser that it has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement prohibits the Company from paying or declaring dividends, without the prior written consent of Parent, so long as the Merger Agreement remains in effect. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase.

7.    Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration.

        Reduced Liquidity; Possible Delisting.    The acquisition of the Shares pursuant to the offer will reduce the number of holders of the Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        The Shares are currently quoted on Nasdaq. Companies listed on Nasdaq are required to maintain a minimum closing bid of $1.00 per share. Companies that do not meet this requirement are subject to possible delisting if they are unable to regain compliance. On November 27, 2007, the Company received a letter from the Nasdaq Capital Market indicating that for the last 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued listing. In accordance with Nasdaq rules, the Company has 180 calendar days from the date of notification, or until May 27, 2008, to achieve compliance. In general, a company can restore compliance with Marketplace Rule 4310(c)(4) if its common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days. If the Company has not achieved compliance by May 27, 2008, but can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement), the Company will have an additional 180 days to achieve compliance with Marketplace Rule 4310(c)(4).

        Regardless of the Company's bid price on Nasdaq, depending on the number of Shares acquired pursuant to the offer, following the completion of the offer, the Shares may no longer be eligible for quotation on Nasdaq. According to the published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on Nasdaq if, among other things:

  •
  the number of Shares publicly held was less than 750,000, the aggregate market value of the publicly held Shares was less than $5 million, stockholders' equity was less than $10 million, there were fewer than 400 holders of round lots, the minimum bid price per Share was less than $1 and there were fewer than two registered and active market makers for the Shares, or

  •
  the number of Shares publicly held was less than 1,100,000, the aggregate market value of the publicly held Shares was less than $15 million, the minimum bid price per Share was less than $1, there were fewer than 400 holders of round lots, there were fewer than four registered and active market makers, and either (x) the Company market value of listed securities was less than $50 million or (y) either total assets or total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years, was less than $50 million.

        The Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

        If the Shares were to cease to be quoted on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        After completion of the offer, the Company will be eligible to elect "controlled company" status pursuant to Rule 4350 of Nasdaq, which means that the Company would be exempt from the requirement that the Company Board be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee of the Company Board. The controlled company exemption does not modify the independence requirements for the Company's Audit Committee. We expect the Company to elect "controlled company" status following completion of the offer.

        Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. The Company can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that the Company must furnish to its stockholders and would make some provisions of the Exchange Act, including the short swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement to furnish an annual report to stockholders, no longer applicable to the Shares. Furthermore, the ability of Company affiliates and persons holding restricted shares of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board list of margin securities. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the offer.

        Status as Margin Securities.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.    Certain Information Concerning the Company.

        General.    The Company is an outsourcing solutions provider for the education community. Under the umbrella of the "VarsityBooks" brand it offers an outsourcing solution to provide textbooks, uniforms and school supplies to private K-12 schools, colleges, and distance and continuing education markets. The Company's textbook solutions are designed to release partner institutions from the operational and financial challenges associated with managing highly seasonal retail operations and allows them to focus valuable resources on their core educational mission. The Company's textbook program, eduPartners, was the first online bookstore solution focused on meeting the needs of private middle and high schools nationwide.

        Certain Preliminary Financial Statements.    In connection with the due diligence review of the Company by Parent, the Company provided to Parent certain preliminary, internal, unaudited draft financial information as of and for the year ended December 31, 2007, including:

  •
  preliminary unaudited consolidated balance sheets as of December 31, 2007 (which showed as of December 31, 2007: cash of $0, total current assets of $11.4 million, total assets of $15.0 million, total current liabilities of $7.8 million and total liabilities of $8.1 million);

  •
  preliminary unaudited statements of income of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007 (which showed for the year ended December 31, 2007: net sales of $44.4 million, gross margin of $13.4 million, total operating expenses of $21.1 million, operating loss of $7.6 million and net loss of $7.8 million); and

  •
  preliminary unaudited statements of cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007 (which showed for the year ended December 31, 2007: cash used in operating activities of $2.1 million, proceeds from investing activities of

    $3.6 million and cash used in financing activities of $1.9 million, for a net decrease in cash of $0.4 million).

        The preliminary, internal unaudited financial statements from which the above data were derived were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. The summary of these preliminary, internal, unaudited financial statements is not being included in this offer to purchase to influence your decision whether to tender your shares in the offer, but solely because these preliminary, internal, unaudited financial statements were made available by the Company to Parent. The Company's independent auditors did not review, audit or otherwise conduct any procedures on this data or the underlying financial statements. There can be no assurance that this information will be consistent with final audited information, which may vary materially from the information above.

        In addition to the general disclaimers and qualifications specified above, stockholders are specifically cautioned that the preliminary, internal, unaudited financial statement data summarized above assumes that the Company is a going concern for financial statement purposes. Accordingly, the data carries all of the assets, including those related to the Company's former Campus Outfitters business, at the historical cost basis financial reporting purposes. Historical cost is, with respect to the Campus Outfitters assets, materially in excess of the amount received by the Company for those assets in the sale of those assets to SchoolOne.com, LLC on February 27, 2008.

        Available Information.    Except as otherwise set forth herein, the information concerning the Company contained in this offer to purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, Follett or the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, Purchaser, Follett or the Information Agent can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, Follett or the Information Agent.

        The Company is subject to the information and reporting requirements of the Exchange Act and is therefore obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be obtained electronically on the SEC's web site at http://www.sec.gov.

9.    Certain Information Concerning Follett, Parent and Purchaser.

        Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the offer. Purchaser is a wholly owned subsidiary of Parent. The principal executive office of Purchaser is located at 2233 West Street, River Grove, Illinois, 60171. The telephone number at such office is (708) 583-2000.

        Parent is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the offer. Parent is a wholly owned subsidiary of Follett. The principal executive office of Parent is located at 2233 West Street, River Grove, Illinois, 60171. The telephone number at such office is (708) 583-2000.

        Follett is a $2.3 billion, privately-held company that provides products, services and solutions to the educations marketplace. Follett was founded in 1873 and is an Illinois corporation. The principal executive office of Follett is located at 2233 West Street, River Grove, Illinois 60171. The telephone number at such office is (708) 583-2000.

        We refer to Follett, Purchaser and Parent and their respective subsidiaries and affiliates, collectively, as "Follett."

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Purchaser, Parent and Follett are set forth in Schedule A of this offer to purchase.

        Follett does not own any Shares other than the Shares it is deemed to beneficially own as a result of the ownership of the Warrant, which is described below. As of March 3, 2008, Follett had the right to acquire 18,775,930 Shares pursuant to the Warrant issued on February 22, 2008 by the Company to VGI Financial Corp., a wholly owned subsidiary of Follett ("Finance Corp."). See Section 11 "Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Other Agreements—Warrant" of this offer to purchase for additional information regarding the Warrant. The number of Shares which Follett is entitled to purchase pursuant to the Warrant will increase if Follett makes additional advances pursuant to the New Loan Agreement or if the New Loan Agreement is not repaid within a certain time period. Except as described in the preceding sentence, in this offer to purchase and in Schedule A hereto, (i) none of Follett or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any of the Shares and (ii) none of Follett or, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this offer to purchase, none of Follett or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any of the Shares of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such Shares, finders' fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this offer to purchase, none of Follett or, to the best knowledge of Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer.

        Except as set forth in this offer to purchase, there have been no contacts, negotiations or transactions between Follett or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of any of the Shares, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a web site at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed with the SEC via the EDGAR system.

10.    Background of the Offer; Past Contacts, Negotiations and Transactions.

        As part of its ongoing strategic planning and business review process, Follett regularly considers growth opportunities to enhance its current business. These opportunities include companies in adjacent market segments and could involve a variety of potential transactions. As a result of this process, for a number of years, Follett has considered increasing its presence in the Internet-only, or "virtual", bookstore business to complement its existing substantial brick-and-mortar bookstore business. Follett has evaluated various approaches for entering this business, including acquisitions of companies, assets and businesses, and formations of joint ventures and strategic collaborations in order to expand its business. As part of this effort, beginning in 2007, Follett began investigating particular opportunities for an acquisition of or investment in the online textbook industry.

        In July 2003, Jesseca Schell of Allen & Company approached Thomas A. Christopher, president of Follett Higher Education Group, regarding a possible sale of the Company. A non-disclosure agreement was signed, and Allen & Co. made descriptive materials available to Follett, but no further substantive discussions were held and the descriptive materials were returned or destroyed in August 2003.

        Follett continued to monitor the Company, and in early 2007 consulted with an investment bank, Robert W. Baird & Co. Incorporated ("Baird"), about possible approaches to acquiring the Company. Baird was subsequently engaged by Follett on December 6, 2007 to advise on a potential acquisition of the Company.

        On December 17, 2007, Andrew Snow of Baird contacted Allen Morgan, a member of the Company's Board of Directors, to inquire whether Varsity had any interest in a strategic transaction. Mr. Morgan referred Mr. Snow to Eric Kuhn, the founder of the Company and a member of the Company's Board of Directors.

        As a result, Mr. Snow had a telephone conversation with Mr. Kuhn on December 17, 2007, in which Mr. Kuhn expressed interest in discussing a strategic transaction.

        On December 19, 2007, a new nondisclosure agreement (the "NDA") was signed, and Follett requested, and the Company began to provide, certain information regarding the Company's business.

        Over the holiday period, Jerry Hamilton, Executive Vice President of Strategy and Business Development of Follett and Messrs. Snow and Kuhn had telephone conversations about the feasibility of a transaction and the need for haste in view of Varsity's deteriorating financial position. It was disclosed that BOA had expressed to the Company that it was unlikely to commit to provide additional advances to finance the Company's off-season liquidity needs. Follett's staff reviewed and analyzed materials provided by the Company under the NDA.

        On January 7, 2008, a team consisting of Mr. Hamilton, eight other Follett executives, Mr. Snow and an associate of Baird, and consultants from The Keystone Group, traveled to the Company's headquarters in Fairfax, Virginia and met with the Company's senior staff to collect due diligence information, assess the Company's financial position and evaluate integration possibilities.

        On January 14, 2008, Follett submitted a letter to the Company that outlined the basis for a possible acquisition of the Company for $0.25 per share subject to the condition, among others, that the Company complete its pending sale of the Campus Outfitters subsidiary prior to execution of the merger agreement. The letter included provisions regarding a Follett affiliate acquiring the Company's line of credit from BOA so as to provide interim financing while the acquisition was completed.

        Due to the fact that discussions regarding the pending sale of the Campus Outfitters subsidiary were not proceeding well with the potential acquirer, on January 17, 2008, the Company replied indicating, among other things, that the Company could not condition the merger agreement on the sale of the Campus Outfitters subsidiary.

        On January 24, 2008, Follett again submitted a letter to the Company that outlined the basis for a possible acquisition of the Company, this time for $0.20 per share without any condition regarding sale of the Campus Outfitters subsidiary.

        On January 25, 2008, the Company indicated that the letter was substantially acceptable except that the restriction on the Company's transaction expenses, which had been proposed at $200,000, would be insufficient. Follett revised the letter to make the fee restriction $350,000 and resent the letter.

        On January 28, 2008, the Company accepted the revised letter.

        On January 30, 2008, a broader group of Follett executives, Baird and Keystone representatives returned to the Company's Fairfax headquarters to perform more intensive due diligence, including visits by some to the Campus Outfitters facility in College Park, Maryland.

        Between January 28 and February 22, 2008, the Company and Follett exchanged numerous drafts of the merger agreement, loan agreement, employment agreements and ancillary documents.

        During this period the parties also negotiated the terms of the New Loan Agreement. In connection with negotiating the terms of the New Loan Agreement, Follett agreed, subject to certain conditions, to provide additional funding to the Company prior to completion of the merger.

        On February 8, 2008, the Follett board of directors was briefed on the status of negotiations.

        On February 14, 2008, the Follett board of directors appropriated sufficient capital, and approved its guaranty of certain obligations of Parent and Purchaser, in connection with the Transactions.

        On February 21, 2008, the Company's Board of Directors was briefed on the Transactions.

        On February 22, 2008, the Company informed Follett that the Company's Board of Directors had unanimously adopted resolutions (i) approving, adopting and declaring advisable the Merger Agreement and the Transactions in accordance with the DGCL and determining that the terms of the Transactions were fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the Merger Agreement, if required. Later that day, the Merger Agreement was executed and delivered on behalf of each of the Company, Parent, Purchaser, and Follett executed and delivered its guarantee.

        On February 25, 2008, prior to the opening of trading on the Nasdaq, Follett and the Company issued a joint press release announcing the execution of Merger Agreement, and on March 7, 2008, Purchaser commenced the offer described in this offer to purchase.

        Subsequent to the termination of discussions with the intended Campus Outfitters acquirer and signing the January 28, 2008 letter with Follett, SchoolOne.com, LLC ("School One"), the primary provider of outsourced information technology services to the Company, inquired if the Company would be interested in selling Campus Outfitters to School One. The Company owed School One significant monies due to past due information technology services provided by School One. Conversations ensued and a sale of the Campus Outfitters subsidiary was consummated on February 27, 2008.

        The Company's description of the review process is contained in the Schedule 14D-9.

11.    Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.

PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

        Purpose of the Offer.    The purpose of the offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The offer is being made in accordance with the Merger Agreement and is intended to increase the likelihood that the merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the merger is to acquire all of the issued and outstanding Shares not purchased in the offer. The transaction structure includes the merger to ensure the acquisition of all of the issued and outstanding Shares.

        Company stockholders who sell their Shares in the offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under Delaware law, the amounts to which such stockholders are entitled under Delaware law.

        After completion of the offer and the merger, the Company will be a direct, wholly-owned subsidiary of Parent.

        Plans for the Company.    Except as otherwise disclosed in this offer to purchase, we do not have any present plans or proposals that would result in a merger, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries. We will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Follett. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the offer and the merger. If, as, and to the extent that, Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

        In connection with the Merger Agreement, certain executive officers of the Company entered into employment agreements with Parent, which will cause such executive officers of the Company immediately prior to the effective time of the merger to become part of the management team of the surviving corporation upon the effective time of the merger. For further details regarding the employment agreements, see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Other Agreements" of this offer to purchase.

        In addition, subject to applicable laws, promptly after the Purchase Date, Purchaser has the right, as permitted by and in accordance with the Merger Agreement, and currently intends, to elect or designate to the Company's Board of Directors (the "Company Board") such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Purchaser) multiplied by the percentage that the outstanding Shares that are then beneficially owned by Purchaser and its affiliates, including all of the Shares purchased in the offer (but excluding the Shares held by the Company or any of its Subsidiaries), bears to the number of the Shares outstanding (determined on a fully diluted basis) on the Purchase Date. The directors so designated by Parent will be chosen from a list of six persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Schedule 14D-9.

        Further, in accordance with the Merger Agreement, after the effective time of the merger, the board of directors of Purchaser at the effective time of the merger will, from and after such time, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Board of Directors and Actions by Directors" of this offer to purchase.

THE MERGER AGREEMENT

        The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Follett, Parent and Purchaser" of this offer to purchase. Stockholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

The Offer

        The Merger Agreement provides that the offer will be conducted on the terms and subject to the conditions described in Section 1—"Terms of the Offer" and Section 13—"Certain Conditions of the Offer" of this offer to purchase.

Board of Directors and Actions by Directors

        Subject to applicable laws, promptly after the Purchase Date, Purchaser has the right, as permitted by and in accordance with the Merger Agreement, and currently intends, to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Purchaser) multiplied by the percentage that the outstanding Shares that are then beneficially owned by Purchaser and its affiliates, including all of the Shares purchased in the offer (but excluding the Shares held by the Company or any of its subsidiaries), bears to the number of the Shares outstanding (determined on a fully diluted basis) on the Purchase Date. The directors so designated by Parent will be chosen from a list of six persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Schedule 14D-9. Upon any exercise of such right by Purchaser, the Company will use its best efforts to take all such actions as are necessary to (i) elect or designate to the Company Board the individuals properly designated by Purchaser, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board and/or securing the resignations of such number of its incumbent directors and (ii) cause the directors so elected or designated to constitute the same percentage (rounded up to the next whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable law and the rules of Nasdaq.

        In the event that Purchaser's designees are elected or designated to the Company Board, then, until the effective time of the merger, the Company and Parent will use reasonable best efforts to cause (i) the members of the Company Board on the date of the Merger Agreement to remain as directors on the Company Board, (ii) such directors to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all applicable requirements of the federal securities laws and the rules and regulations of the SEC and of Nasdaq.

        At any time prior to the effective time of the merger when Purchaser's designees constitute a majority of the Company Board, the affirmative vote of the directors that have not been designated by the Purchaser will be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder or any term of the Guarantee, (iii) extend the time for performance of Parent's or Purchaser's obligations hereunder or those under the Guarantee or (iv) take any other action by the Company in connection with the Merger Agreement and the Transactions (including with respect to the Guarantee) required to be taken by the Company Board.

        After the effective time of the merger, the board of directors of Purchaser at such time will, from and after such time, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Top-Up Option

        The Company granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase a number of newly issued Shares (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, would result in Parent, Purchaser and their respective affiliates owning one Share more than the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL, at a price per Share equal to the Offer Price (a "Short Form Merger").

        The Top-Up Option is only exercisable once in whole and not in part within ten business days after the Purchase Date. Notwithstanding the foregoing, the Top-Up Option is not exercisable, and terminates on the Purchase Date, if (i) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (ii) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Purchaser to effect a Short Form Merger. In addition, the Top-Up Option terminates concurrently with the termination of the Merger Agreement.

        Purchaser is required to exercise the Top-Up Option if the sum of the maximum number of Top-Up Option Shares issuable in accordance with the Merger Agreement plus the number of Shares then owned by Parent, Purchaser and their respective affiliates is at least 90% of the aggregate number of Shares outstanding at such time. In such event, Purchaser will pay the Company the aggregate price required to be paid for the Top-Up Option Shares by either wire transfer of immediately available funds or delivery of a full-recourse non-negotiable junior unsecured subordinate promissory note bearing interest at the rate of 6% per annum, compounding annually, and the Company will cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

Structure of the Merger

        Following completion of the offer, Purchaser will be merged with and into the Company. The Company will be the surviving corporation and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger. References to "surviving corporation" in this offer to purchase mean the surviving corporation of the merger.

Surviving Corporation Governing Documents

        The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, except that such certificate will be amended to provide that the Company's total authorized stock is 1,000 shares of common stock, par value $1.00 per share. The bylaws of Purchaser in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Effective Time of the Merger and Closing Date

        The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at a later time as the Company and Parent may agree and as set forth in the certificate of merger.

Effects of the Merger on Capital Stock and Options

        Shares.    Each Share issued and outstanding immediately prior to the effective time of the merger other than (i) the Shares owned by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any affiliate of Parent or Purchaser and the Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties and (ii) the Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the "Excluded Shares"), will be converted into the right to receive an amount in cash equal to the Offer Price (the "Per Share Merger Consideration"). At the effective time of the merger, all of the Shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the Shares (other than the Excluded Shares) will thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

        Cancellation of Excluded Shares.    Each Excluded Share will, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist, subject to any rights that stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL may have.

        Options.    At the effective time of the merger, each outstanding option to purchase any Shares under the Company's Option Plan, vested or unvested, will be cancelled and will only entitle the holder of such option to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the product of (x) the total number of the Shares subject to the option times (y) the excess, if any, of the Offer Price over the exercise price per Share under such option, less any applicable withholding of taxes. There are no outstanding options to purchase Shares with an exercise price less than or equal to $0.20 per Share.

        Purchaser Securities.    At the effective time of the merger, each share of common stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock, par value $1.00 per share, of the surviving corporation.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and solely for the benefit of the other parties to the Merger Agreement, which Merger Agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser relating to a number of matters, including the following:

  •
  the Company Recommendation;

  •
  the organization, valid existence, good standing and qualification to do business of the Company and its subsidiaries;

  •
  the Company's capitalization;

  •
  the Company's interests in its subsidiaries and other entities;

  •
  corporate authorization and validity of the Merger Agreement;

  •
  the absence of any governmental filings, approvals and/or notices necessary to complete the offer or the merger and the absence of any conflict of the consummation of the offer and the Merger Agreement with the Company's certificate of incorporation or bylaws, with applicable laws or with any agreement to which the Company or any of its subsidiaries is a party;

  •
  proper filing of documents with the SEC;

  •
  the Company's compliance with various corporate governance rules and laws;

  •
  the Company's consolidated financial statements as fair presentations of the financial position of the Company;

  •
  the accuracy of the information supplied by the Company for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

  •
  absence of certain material adverse changes;

  •
  absence of material litigation and liabilities;

  •
  employee benefits matters concerning the Company;

  •
  the Company's compliance with various laws, the absence of governmental investigations and the compliance with all governmental licenses necessary to conduct business as presently conducted;

  •
  the existence of certain material and government contracts involving the Company, their validity and the absence of any breach with respect to such arrangements;

  •
  the Company's owned and leased real property;

  •
  the inapplicability of anti-takeover statutes to the offer and merger;

  •
  various environmental matters, including compliance with environmental laws;

  •
  various tax matters;

  •
  various labor matters;

  •
  ownership, validity and the absence of infringement of intellectual property rights;

  •
  the Company's insurance policies;

  •
  various metrics related to the Company's customers and suppliers; and

  •
  the Company's obligations for brokers' or finders' fees in connection with the offer and the merger.

        The Merger Agreement also contains representations and warranties by Purchaser and Parent to the Company relating to a number of matters, including the following:

  •
  organization, valid existence, good standing and qualification to do business of Parent and Purchaser;

  •
  corporate authorization and validity of the Merger Agreement and the offer;

  •
  the absence of any governmental filings, approvals and/or notices necessary to complete the offer or the merger and the absence of any conflict of the consummation of the offer and the Merger Agreement with Parent or Purchaser's certificate of incorporation or bylaws, with applicable laws or with any agreement to which Parent or Purchaser is a party;

  •
  the accuracy of the information supplied by Parent and Purchaser for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

  •
  availability of funds necessary to complete the offer and the merger; and

  •
  Purchaser's capitalization and operations.

        Certain of the Company's representations and warranties, covenants and agreements are qualified as to materiality or "Material Adverse Effect." "Material Adverse Effect" means a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

  •
  changes in the United States economy or the securities, credit or financial markets in general or changes affecting the industries in which the Company and its Subsidiaries conduct their business, so long as such changes do not disproportionately affect the Company or its Subsidiaries relative to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate;

  •
  any change in United States generally accepted accounting principles ("GAAP") or interpretation thereof, in each case, applicable to the Company and its Subsidiaries after the date of the Merger Agreement;

  •
  any changes directly resulting from acts of terrorism or war, so long as such changes do not disproportionately affect the Company or its Subsidiaries relative to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate;

  •
  a decline in the price or trading value of the Shares on Nasdaq, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect,

    circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

  •
  any failure of the Company to meet internal or published projections, forecasts or revenue or earning predictions for any period, provided, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

  •
  any event, circumstance, development, change or effect directly resulting from an announcement that the Company's auditors have delivered or indicated that they will deliver a "going concern" exception to the Company's financial statements; or

  •
  any event, circumstance, development, change or effect directly resulting from a refusal by Finance Corp. to advance funds to the Company in breach of Finance Corp.'s obligations under the Loan Agreement.

        The following matters also are considered a "Material Adverse Effect" under the Merger Agreement:

  •
  any Material School Customer or Material School Customers (as defined in the Merger Agreement) shall have ceased or threatened to cease or materially reduce the amount of business that such Material School Customer or Material School Customers do with the Company or any of its Subsidiaries (on a consolidated basis); or

  •
  any Material School Customer or Material School Customers shall have modified or threatened to modify any terms of such Material School Customer's or Material School Customers' existing contracts with the Company or any of its Subsidiaries which modification would reasonably be expected to materially and adversely affect the relationship between such Material School Customer or Material School Customers and the Company or its Subsidiaries or the benefit to the Company or such Subsidiary of such contract, in each case which is not cured to the reasonable satisfaction of Purchaser prior to the Purchase Date; or

  •
  any supplier or group of suppliers of new or used books that were paid at least $500,000 by the Company and its Subsidiaries during the fiscal year ended December 31, 2007 shall have ceased or threatened to cease or materially reduce the amount of business that such supplier or suppliers do with the Company or any of its Subsidiaries (on a consolidated basis), or materially and adversely modified or threatened to materially and adversely modify any term of such supplier or suppliers' existing contracts with the Company or any of its Subsidiaries.

Covenants and Agreements

        Conduct of Business by the Company Pending the Merger.    The Company has agreed as to itself and its Subsidiaries that, until the earlier of the termination of the Merger Agreement or the effective time of the merger, except as expressly contemplated by the Merger Agreement or the Transactions, as required by applicable law or with the approval of Parent, the Company and its Subsidiaries will use their respective commercially reasonable efforts to preserve their business organizations intact, maintain their respective existing relations with customers, suppliers, distributors, creditors, lessors, employees, and business associates and keep available the services of its and its subsidiaries' present executive officers and key employees.

        Additionally, subject to certain exceptions, the Merger Agreement expressly restricts the ability of the Company or its Subsidiaries, without Parent's written approval, which approval will not be unreasonably withheld, to:

  •
  adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

  •
  merge, consolidate, restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries with any other person, except for any such transactions among wholly owned Subsidiaries of the Company, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

  •
  acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $25,000 in any transaction or series of related transactions, other than acquisitions pursuant to certain material contracts in effect as of the date of the Merger Agreement;

  •
  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than upon the exercise of Company options or warrants or rights to purchase the Shares that are outstanding on the date of the Merger Agreement;

  •
  create or incur any lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $25,000;

  •
  make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000 in the aggregate;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary or enter into any agreement with respect to the voting of its capital stock);

  •
  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except upon exercise of any Company Options outstanding as of the date of the merger;

  •
  incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred under the Loan Agreement;

  •
  make or authorize any capital expenditure in excess of $50,000, individually or in the aggregate;

  •
  enter into any material contract;

  •
  make any changes with respect to accounting policies or procedures, except as required by changes in United States generally accepted accounting principles;

  •
  settle any litigation or other proceedings for an amount in excess of $25,000 (net of insurance coverage) or any obligation or liability of the Company in excess of such amount;

  •
  amend, modify, or terminate any material contract, or cancel, modify or waive any debts or claims held by it or waive any rights having, in each case, a value in excess of $25,000;

  •
  make any material tax election, change an annual accounting period, file any amended material tax return, enter into any material closing agreement, waive or extend any statute of limitation with respect to material taxes, settle or compromise any material tax liability, claim or assessment, or surrender any right to claim a refund of material taxes;

  •
  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses (other than licenses to customers that lapse or expire in accordance with their terms), operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in connection with the sale of Company products and services provided in the ordinary course of business, (B) sales of obsolete assets or (C) sales, leases, licenses or other dispositions of assets not included in clauses (A) or (B) with a fair market value not in excess of $50,000 in the aggregate;

  •
  except as required pursuant to existing written, binding agreements, policies or benefit plans in effect prior to the date of the Merger Agreement, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, except for increases in base salary for employees earning less than $75,000 annually in the ordinary course of business consistent with past practices, (iii) establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by United States generally accepted accounting principles or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

  •
  knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the offer or the merger not being satisfied (see Section 13—"Certain Conditions of the Offer" of this offer to purchase); or

  •
  agree, authorize or commit to do any of the foregoing.

        Conduct of Business by Purchaser and Parent Pending the Merger.    Parent has agreed that it will not knowingly take or permit any of its subsidiaries to take any action that is reasonably likely to result in any of the conditions to the offer or the conditions to the merger not being satisfied (see Section 13—"Certain Conditions of the Offer" of this offer to purchase) or prevent the consummation of the Merger Agreement or the Transactions.

        Conduct of Business by the Company and Parent Pending the Merger.    The Company and Parent have agreed that they will not make any written or material oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions without providing Parent with a copy of the intended communication and a reasonable period of time to review and comment on such communication. Parent and the Company will reasonably cooperate in providing any such mutually agreeable communication.

        No Solicitation of Transactions by the Company.    The Company has agreed that none of it, its subsidiaries or their respective officers and directors will, and that it will use its reasonable best efforts to instruct and cause its and its subsidiaries' advisors or representatives not to, directly or indirectly:

  •
  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as such term is defined below);

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to, or otherwise cooperate with, any person relating to, any Acquisition Proposal; or

  •
  otherwise facilitate or take any action that is designed to facilitate any effort or attempt to make an Acquisition Proposal.

        Notwithstanding the foregoing, prior to the Purchase Date, but not after, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a bona fide, written Acquisition Proposal that is made by a Person the Company Board determines, in good faith, after consultation with outside counsel, is reasonably capable of making a Superior Proposal and that the Company Board determines, in good faith, is reasonably likely to result in a Superior Proposal that was not solicited by the Company in contravention of, and that did not otherwise result from a breach or a deemed breach of the Merger Agreement and subject to compliance with the provisions described below for a twenty (20) day period commencing with the first notification to Parent of receipt of such Acquisition Proposal, (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement; provided, that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligations to Parent under the Merger Agreement; provided, further, that any information provided to such person is concurrently provided to Parent, and (y) participate in discussions or negotiations with such Person and its representatives regarding such Acquisition Proposal. The Company may only rely on the preceding sentence with respect to one twenty (20) day period with respect to each person who makes an Acquisition Proposal.

        The Company Board and each committee thereof may not, except as provided in the Merger Agreement:

  •
  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Company Recommendation with respect to the offer and the merger; or

  •
  cause or permit the Company to approve or recommend, or publicly propose to approve or recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement in accordance with the Merger Agreement) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

        "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries and (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or 15% or more of the outstanding shares of any class of equity securities of the Company or those of any of its subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case other than the Transactions or the sale or liquidation of Campus Outfitters L.L.C. or the assets thereof.

        "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (with all references to 15% in the definition of Acquisition Proposal deemed to be 50%) that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would reasonably be expected to result in a transaction more favorable to the Company's stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transaction by Parent) and the time likely to be required to consummate such Acquisition Proposal.

        Notwithstanding anything to the contrary set forth in the Merger Agreement, prior to the Purchase Date, if the Company receives a Superior Proposal, the Company Board may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of the Merger Agreement thereof that was not solicited, initiated, encouraged or facilitated in breach of the Merger Agreement, if the Company Board determines in good faith, after receiving legal advice from outside legal counsel, that it is necessary to do so to comply with the directors' fiduciary duties under applicable law (any of the foregoing, or any public proposal to do any of the foregoing, being a "Change of Recommendation").

        No Change of Recommendation may be made until after at least 48 hours following Parent's receipt of notice from the Company advising it that the Company Board currently intends to take such action and the basis therefore. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company Board will consider any changes to the terms of the Merger Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this paragraph.

        Nothing regarding the restrictions on the Company's ability to solicit transactions will prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal or making a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. However, if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, then such disclosure will be deemed to be a Change of Recommendation and Parent will have the right to terminate the Merger Agreement.

        The Company has agreed to cease and cause to be terminated any activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

        The Company has agreed that it will promptly notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Parent informed, on a current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

        Stockholders Meeting.    The Company has agreed that, unless Parent and Purchaser own 90% or more of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the Warrant) after purchasing the Shares in the offer, the Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Shares as promptly as practicable after the Purchase Date to consider and vote upon the adoption of the Merger Agreement and provided that the Purchase Date has occurred, shall not postpone or adjourn such meeting except that, after consultation with the Parent, the Company may adjourn or postpone the Stockholders Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

        Parent and Purchaser Voting.    Purchaser and Parent have agreed to vote all Shares owned by them in the offer in favor of adoption of the Merger Agreement at the meeting of holders of the Shares.

        "Short Form" Merger.    If Parent and Purchaser own 90% or more of the outstanding Shares after purchasing the Shares in the offer and, if applicable, the exercise of the Top-Up Option, then the parties have agreed to take all necessary and appropriate action to cause the merger to become effective in accordance with Section 253 of the DGCL as soon as practicable thereafter without a meeting of holders of the Shares. Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a Merger Agreement, the parent company may merge that subsidiary with the parent company without prior notice to, or the approval of, the other stockholders of the subsidiary.

        Further Action; Reasonable Best Efforts.    Subject to certain exceptions, the Company, Purchaser, and Parent have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate the Transactions as soon as practicable.

        Access and Reports.    Until the effective time of the merger, the Company has agreed to provide Parent reasonable access to its employees, properties, books, contracts and records and to furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, subject in each case to applicable law and confidentiality obligations.

        Delisting and Deregistration.    Prior to the closing of the merger, the Company has agreed to cooperate with Parent and use reasonable best efforts to enable the delisting by the surviving corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the effective time of the merger.

        Public Announcements.    The Company and Parent have each agreed to consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any governmental entity (including any national securities exchange or interdealer quotation service), except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any governmental entity.

        Rule 14d-10(d) Matters.    Prior to the Expiration Date, the Company (acting through the Company Board and its compensation committee) has agreed to take all such steps as may be required to cause to be exempt under amended Rule 14d-10(d) under the Exchange Act any employment, compensation, severance or employee benefit arrangement that has been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.

        Indemnification; Directors' and Officers' Insurance.    From and after the Purchase Date, each of Parent and the surviving corporation have agreed to indemnify and hold harmless each present director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity), determined as of the effective time of the merger, in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the effective time of the merger (including matters, acts or omissions occurring in connection with (i) the approval of the Merger Agreement and the consummation of the Transactions or (ii) serving as a fiduciary under any Company benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation, bylaws and any applicable contracts in effect on the date of the Merger Agreement to indemnify such person.

        Prior to the Purchase Date, the Company will, and if the Company is unable to, Parent has agreed to cause the surviving corporation as of the effective time of the merger to, obtain and fully pay for "tail" insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the Merger Agreement or the Transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event may the Company or, if the Company is unable to obtain such policies, will Parent or the surviving corporation be required to, expend for such policies a premium amount in excess of 175% of the current annual premium paid by the Company.

        Parent has agreed to pay all expenses, including reasonable fees and expenses of counsel, that an indemnified party may incur in successfully enforcing the indemnity and other obligations provided for in the Merger Agreement following a final decision by a court of competent jurisdiction that such party is entitled to such indemnity and other obligations.

        Rights.    Prior to the purchase of the Shares in the offer, the Company Board has agreed to take all necessary action to cause the rights under the Rights Agreement, if any, to cease to be outstanding and to terminate such agreement, effective immediately prior to the purchase of the Shares in the offer.

        Takeover Statutes.    If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to any of the Transactions, the Company has agreed that it and the Company Board will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Conditions to the Merger

        The respective obligations of Parent, Purchaser and the Company to complete the merger are subject to the satisfaction of certain conditions.

        Conditions to the Obligations of each Party.    The obligations of the Company, Parent, and Purchaser to complete the merger are conditioned upon the following conditions being satisfied or waived:

  •
  if Parent and Purchaser own less than 90% of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the warrant) after purchasing the Shares in the offer, then the Merger Agreement must have been adopted by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose;

  •
  no law (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an "Order"); and

  •
  Purchaser (or Parent on Purchaser's behalf) must have accepted for payment and purchased, or caused to be accepted for payment and purchased, all of the Shares validly tendered and not validly withdrawn pursuant to the offer.

        Termination.    The Merger Agreement may be terminated and the Transactions may be abandoned:

  •
  by mutual written consent of Parent, Purchaser and the Company at any time prior to the effective time of the merger;

  •
  by either Parent or the Company, (i) if Purchaser has not accepted the Shares for payment pursuant to the offer on or before the Outside Date or (ii) if the offer has terminated or expired in accordance with its terms without Purchaser having purchased any of the Shares pursuant to the offer, except that this right to terminate the Merger Agreement is not available to any party that has materially breached its obligations under the Merger Agreement in any manner that proximately contributed to the occurrence of the event that gave rise to such termination right;

  •
  by Parent at any time prior to the Purchase Date, (i) if the Company Board makes a Change of Recommendation (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement, or any such representation or warranty becomes untrue or incorrect on any date subsequent to the date of the Merger Agreement, in each case in a manner that would cause any conditions in the first and second bullet points under Section 13—"Certain Conditions of the Offer" of this offer to purchase not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) 10 business days after written notice thereof has been given to the Company by Parent or Purchaser or (iii) if the Company materially breaches any of its obligations with respect to the non-solicitation of transactions covenant in the Merger Agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase);

  •
  by the Company at any time prior to the Purchase Date, if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the Transactions and is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) 10 business days after written notice thereof has been given to Parent or Purchaser by the Company;

  •
  by either Parent or the Company at any time prior to the effective time of the merger, if any Order permanently enjoining, restraining or otherwise prohibiting the offer or the merger exists and has become final and nonappealable;

  •
  by the Company at any time prior to the effective time of the merger in the event that the Company Board determines that there is a Superior Proposal and if the Company has complied in all material respects with all of its obligations with respect to the non-solicitation of transactions covenant in the Merger Agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase); or

  •
  by the Company, if subject to the satisfaction or waiver by Purchase of the conditions described in Section 13—"Certain Conditions of the Offer" of this offer to purchase, Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn in the offer at any Expiration Date subject to and in accordance with the Merger Agreement.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement will become void and of no effect, and there will be no liability to any person or on the part of Parent, Purchaser or the Company, except that the NDA and certain provisions in the Merger Agreement pertaining to survival, modification and amendment, waiver of conditions, counterparts, governing law and venue, waiver of jury trial, specific performance, notices, entire agreement, no third-party beneficiaries, obligations of Parent and the Company, severability, interpretation and construction, assignment, Parent's use of information obtained from the Company and expenses will survive any such termination. Notwithstanding the foregoing, no party will be relieved from liability for any willful and material breach of the Merger Agreement.

        Termination Fee.    The Company has agreed to pay Parent a termination fee of $100,000 (the "Termination Fee") and all of the documented out of pocket costs, fees, and expenses incurred by Parent or Purchaser in connection with the Merger Agreement and the Transactions if:

  •
  a bona fide Acquisition Proposal is made with respect to the Company or any of its subsidiaries or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries) and thereafter either Parent or the Company terminates the Merger Agreement pursuant to the second bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase,

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  the Company terminates the Merger Agreement pursuant to the sixth bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase, or

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  Parent terminates the Merger Agreement pursuant to clause (i) or (iii) of the third bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase.

        Notwithstanding the foregoing, the Termination Fee will not be payable to Parent pursuant to the first bullet point above unless and until within 12 months of such termination the Company or any of its subsidiaries have entered into an Alternate Acquisition Agreement with respect to, or have consummated or approved or recommended to the Company's stockholders, an Acquisition Proposal (substituting "50%" for "15%" in the definition of Acquisition Proposal). Furthermore, each of Parent and Purchaser have agreed that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to the above, the Termination Fee will constitute each of Parent and Purchaser's sole and exclusive remedy under the Merger Agreement other than with respect to a material breach of the non-solicitation of transactions covenant in the Merger Agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase) by the Company, in which case acceptance of the Termination Fee required to be paid by the Company to Parent pursuant to the above by Parent will constitute each of Parent's and Purchaser's sole and exclusive remedy under the Merger Agreement.

        Waiver of Conditions.    The conditions to each of Parent, Purchaser and the Company's obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable laws.

OTHER AGREEMENTS

        Loan Agreement.    On February 22, 2008, in connection with the Offer and the Merger, the Company entered into the New Loan Agreement with Finance Corp. and certain wholly-owned subsidiaries of the Company (together with the Company, the "Borrowers"), which amends and restates the Prior Loan Agreement with BOA. Finance Corp. has purchased and assumed from BOA the obligations under the Prior Loan Agreement. The New Loan Agreement is secured by a lien on substantially all of the Company's assets, including approximately $2.0 million of cash. As of March 3, 2008, there was approximately $3.755 million of advances outstanding under the line of credit. Finance Corp. has agreed, subject to certain conditions, to forebear from enforcing an event of default that is presently outstanding under the Prior Loan Agreement until April 30, 2008. The New Loan Agreement will provide the Company with additional liquidity to fund its operating expenses if certain conditions are satisfied. The Company presently does not have access to sufficient liquidity to fund its operations on a stand-alone basis. This summary of the New Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Loan Agreement, a copy of which is filed with the SEC as Exhibit (d)(3) to the Schedule TO and incorporated herein by reference.

        Warrant.    In connection with the New Loan Agreement, the Company issued a Warrant to Finance Corp. for the purchase of the number of Shares equal to (a) the advances under the New Loan Agreement divided by (b) the exercise price of $0.20 per Share, subject to anti-dilution adjustment. The per Share exercise price of the Warrant will be reduced by (a) 20% in the event that advances under the New Loan Agreement remain outstanding as of April 7, 2008 and (b) an additional 20% in the event that advances under the New Loan Agreement remain outstanding as of May 7, 2008. As of March 3, 2008, advances under the New Loan Agreement were approximately $3.755 million. The Warrant expires upon the earlier of 5:00 p.m. (Chicago time) on February 22, 2011 or the consummation of a sale of the Company. This summary of the Warrant does not purport to be complete and is qualified in its entirety by reference to the complete text of the Warrant, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference.

        Tender Agreements.    Parent has entered into Tender Agreements with three entities affiliated with The Mayfield Fund: Mayfield Associates Fund IV, L.P., Mayfield IX, L.P., The Book Trust (collectively, "Mayfield"); Bestinver Gestion, S.A. SGIIC; Bestinver Pensiones EGFP, S.A.; and the current directors of the Company: John T. Kernan, Allen L. Morgan, Eric J. Kuhn, Robert M. Holster and James M. Craig (collectively, the "Tender Stockholders"). The Tender Stockholders collectively own approximately 20% of the total outstanding Shares as of the date hereof. The following is a summary of certain provisions of the Tender Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreements, copies of which are filed with the SEC as Exhibits (d)(8), (d)(9), (d)(10) and (d)(11) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender Agreements. The Tender Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase entitled "Certain Information Concerning Follett, Parent and Purchaser."

        Pursuant to the Tender Agreements, the Tender Stockholders have agreed, among other things, as soon as practicable after the commencement of the Tender Offer, but in no event later than the second Business Day prior to the initial expiration of the Tender Offer, to tender or cause to be tendered, all of the issued and outstanding Shares, if any, beneficially owned by the Tender Stockholders. The Tender Stockholders have further agreed that they will appear at any meeting of the stockholders with respect to any actions relating to the Merger Agreement, or will cause the Shares, if any, owned beneficially or of record by them to be counted as present thereat for purposes of calculating a quorum. The Tender Agreements further provide that unless Parent votes the Shares, if any, directly pursuant to the proxy granted to Parent (as described below), the Tender Stockholders will vote (or cause to be voted), in person or by proxy, the Shares, if any, beneficially owned by them (i) in favor of approval of the Merger Agreement and any other action of the Company's stockholders requests in furtherance thereof, (ii) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement by the Company contained in the Merger Agreement or of the stockholders contained in the Tender Agreements, (iii) against any action that would reasonably be expected to materially impede, interfere with, be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute a Competing Proposal.

        In addition, the Tender Stockholders have appointed Parent, or any nominee of Parent, with full power of substitution, as their true and lawful attorney and irrevocable proxy to vote the Shares at every meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and any other action of the Company stockholders requested in furtherance thereof, (ii) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the stockholders contained in the Tender Agreements, (iii) against any action that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal. The Tender Agreements also provide that the proxy given to Parent is irrevocable and coupled with an interest and that any proxy previously granted by the Tender Stockholders with respect to the Shares is revoked. Pursuant to the authority granted under the irrevocable proxy, Parent may vote the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for any Stockholder.

        The Tender Agreements contain customary representations, warranties, covenants and agreements. The Tender Agreements for Bestinver Gestion, S.A. SGIIC, Bestinver Pensiones EGFP, John T. Kernan, Allen L. Morgan, Eric J. Kuhn, Robert M. Holster and James M. Craig each provide that it will terminate automatically upon the earliest to occur of (a) such date and time as the Offer Price shall have been reduced below $0.20 per Share in cash, (b) the Effective Time and (c) termination of the Merger Agreement pursuant to its terms. The Tender Agreements for Mayfield provide that they will terminate automatically upon the earliest to occur of (a) such date and time as the Offer Price shall have been reduced below $0.20 per Share in cash, (b) the Effective Time and (c) termination of the Merger Agreement pursuant to its terms, but that the obligations under their Tender Agreements shall survive for four months after such termination; provided, however, that if the Merger Agreement is terminated as a result of a breach for the Merger Agreement by Parent or Follett, then such obligations shall not survive such termination.

        Guarantee.    On February 22, 2008, in connection with the Merger Agreement, Follett sent the Company a Guarantee, pursuant to which Follett unconditionally guaranteed Parent and Purchaser's obligation to pay the Offer Price for all Shares that Purchaser is obligated to purchase pursuant to the offer and the consideration for outstanding Shares in the merger, subject in each case to the satisfaction or waiver of the conditions described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. This summary of the Guarantee does not purport to be complete and is qualified in its entirety by reference to the complete text of the Guarantee, a copy of which is filed with the SEC as Exhibit (d)(7) to the Schedule TO and incorporated herein by reference.

        Employment Agreements.    In connection with the execution of the merger agreement, Messrs. James M. Craig and John Griffin entered into employment agreements with the Company, which will become effective, and thereby terminate and supersede the officers' existing employment agreements with the Company, upon the Purchase Date. Pursuant to the new employment agreements with the Company, Mr. Griffin agrees to remain employed by the Company until December 31, 2008 and Mr. Craig agrees to remain employed by the Company for three months after the Purchase Date, in each case with monthly base salaries as provided in the table below. In addition, the new employment agreements provide for the following:

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  Cash Retention Bonus:  Mr. Griffin will receive a cash retention bonus as provided in the table below if he remains employed until December 31, 2008 and if certain bonus criteria set forth in his employment agreements are satisfied. In addition, Mr. Griffin will receive a cash retention bonus of $12,083 if he remains employed by the Company on the Purchase Date and if certain bonus criteria set forth in his employment agreement are satisfied. Mr. Craig will not receive any cash retention bonus. However, Mr. Craig remains entitled to 12 months salary payable by the Company to him upon the Purchase Date under his employment agreement dated May 16, 2006, as amended, with the Company, a copy of which is filed with the SEC as Exhibits (e)(11) through (13) to the Schedule 14D-9 and incorporated herein by reference.

  •
  Restrictive Covenants:  In consideration for these benefits, the officers are subject to restrictive covenants during their employment and for the 12 months thereafter, including non-competition and non-solicitation of employees and customers.

Name	Monthly Base Salary	Retention Bonus
James M. Craig	$20,833	$0
John Griffin	$12,083	$72,500

        Under the new employment agreements, in the event that the employment of Mr. Griffin is terminated by Parent without "cause" prior to December 31, 2008 he will receive (i) payment of base salary and accrued vacation through the date of termination, (ii) salary continuation payments for the six month period after the date of termination at the rate of his base salary as in effect immediately prior to the date of termination, (iii) continuation of his medical and dental benefits under similar terms for then-current employees of the Company, for a period equal to the lesser of six months after the date of termination or until his obtains comparable coverage from a new employer, and thereafter as required by law, including COBRA, and (iv) all other benefits which have accrued to him as of the date of termination. Under the employment agreement, Mr. Griffin must execute, and not revoke, a general release of all claims against the Company, and any termination benefits are subject to Mr. Griffin continuing to abide by the non-competition and non-solicitation provisions of his employment agreement. This summary of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements, a copy of which is filed with the SEC as Exhibits (d)(4) and (d)(5) to the Schedule TO and incorporated herein by reference.

        Termination and Waiver Acknowledgement Agreements.    On February 22, 2008, each of the directors and executive officers of the Company executed a Termination and Waiver Acknowledgement. In consideration of the covenants and agreements contained in the Merger Agreement, each director and executive officer terminated and waived any and all rights under any separate, pre-existing indemnification agreements with the Company. This waiver and termination will not effect the rights of the directors and executive officers of the Company under the certificate of incorporation or bylaws or other charter documents of the Company, the Merger Agreement, common law rights and any insurance policies. This summary of the Termination and Waiver Acknowledgement Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Termination and Waiver Acknowledgement Agreements, a copy of which is filed with the SEC as Exhibit (d)(6) to the Schedule TO and incorporated herein by reference.

12.    Source and Amount of Funds.

        Completion of the offer is not conditioned upon obtaining, or the funding of, any financing arrangements. Because Follett has guaranteed the Offer and the payment obligations with respect to the Merger, we believe that the business, financial condition and results of Parent and Purchaser are not material to a decision by a holder of the Shares whether to sell, hold or tender their Shares in the offer.

        We estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the offer will be approximately $3.8 million plus any transaction related fees and expenses.

13.    Certain Conditions of the Offer.

        Notwithstanding any other provision of the offer Purchaser will not be obligated to accept for payment, and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer)) will not be obligated to pay for any Shares tendered pursuant to the offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the offer, as extended, the Minimum Tender Condition has not occurred.

        Furthermore, the obligations of Purchaser to accept for payment and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer)) to pay for any Shares tendered pursuant to the offer (and not theretofore accepted for payment or paid for) shall be subject to the fulfillment or waiver by Purchaser, at or prior to the acceptance of such Shares for payment, of the following conditions:

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  (i) the representations and warranties of the Company contained in the Merger Agreement (disregarding, for this purpose, all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Purchase Date as though made at and as of the Purchase Date, or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct at and as of the date of the Merger Agreement and at and as of the Purchase Date as though made at and as of the Purchase Date, except to the extent expressly made as of an earlier date, in which case as of such date, except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;

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  the Company has performed and complied with, in all material respects, all of its obligations, agreements and covenants to be performed or complied with by it under the Merger Agreement on or prior to the Purchase Date;

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  the Company has delivered to Parent a certificate signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction of (i) the Company's representations and warranties to be true and correct, as specified in the first bullet point above and (ii) the Company to perform and comply with, in any material respect, its obligations, agreements and covenants, as specified in the second bullet point above;

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  no order is in effect as of the Expiration Date that has the effect of making the acceptance for payment of the Shares pursuant to the offer or the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the offer or the merger or seeking to impose material limitations on the ability of Parent to exercise full right of ownership of the Shares;

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  the Merger Agreement has not been terminated in accordance with its terms;

  •
  there has not occurred any change, event, circumstances or development that has had a Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Representations and Warranties" of this offer to purchase);

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  Messrs. Craig, Huling, Fee, Griffin and Wallace (i) have signed consulting agreements or employment agreements, as applicable, with Parent or its affiliates in a form satisfactory to Parent in its sole discretion on or prior to the date of the Merger Agreement and such agreements shall be in full force and effect as of the Purchase Date and (ii) absent disability or death, shall still be on the job and performing their usual and customary duties for the Company immediately before the Purchase Date;

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  the Company has caused to be delivered to Parent an unqualified audit opinion on the financial statements of the Company for the year ended December 31, 2007, which audited financials must be consistent in all material respects with the Unaudited 2007 Financials (as defined in the Merger Agreement), except that such audit opinion may be subject to a "going concern" exception;

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  the Company's professional fees related to the Transactions (including all amounts payable to Allen & Co.) in the aggregate shall not have exceeded $350,000 (or such higher amount approved in writing by Parent);

  •
  the Company Board shall not have (i) made or resolved to make a Change of Recommendation or (ii) approved or recommended any Alternative Proposal (including any Superior Proposal) or any Acquisition Agreement or resolved or agreed or publicly proposed to take any such action;

  •
  each of the directors of the Company and Messrs. Craig, Huling, Fee, Griffin and Wallace have signed a letter agreement confirming that such director or employee is not a party to any contract with the Company with respect to indemnification for any action (or failure to take any action) by such director or employee in his or her capacity as such; and

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  each of the holders of options to purchase Shares shall have signed a letter agreement terminating such holder's options.

14.    Adjustments to Prevent Dilution.

        In the event that, notwithstanding the Company's covenant to the contrary (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase), the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for the Shares issued and outstanding prior to the effective time of the merger as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration will be equitably adjusted.

15.    Certain Legal Matters.

        Business Combination Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the offer or the merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company's board of directors has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger Agreement and the Transactions and so that each of Parent and Purchaser will not be an "interested stockholder."

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the offer or the merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the offer or the merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of the Shares, and Purchaser might be unable to accept for payment or pay for the Shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the merger. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered pursuant to the offer.

        Appraisal Rights.    No appraisal rights are available in connection with the offer. If the merger is consummated, however, each holder of Shares who has neither voted in favor of the merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the holder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the offer and the merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger Court also noted that, under the DGCL, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the offer or the merger consideration.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, such Shares will be converted into the consideration paid in the merger. A stockholder may withdraw his demand for appraisal by delivery of a written withdrawal of his demand for appraisal and acceptance of the merger.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        "Short Form" Merger.    The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the "short form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the outstanding Shares of the Company. If Purchaser is able to consummate the merger pursuant to these provisions of the DGCL, the closing of the merger would take place as soon as practicable after the closing of the offer, without any notice to or approval of the other stockholders of the Company.

16.    Fees and Expenses.

        We have retained Baird to provide certain financial advisory services in connection with the offer. We have agreed to pay Baird as compensation for its services as financial advisor, a reasonable and customary fee.

        We have also retained the Information Agent in connection with the offer. The Information Agent may contact holders of the Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of the Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the offer, including liabilities under the federal securities laws.

        We will pay the Depositary reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and we have agreed to indemnify the Depositary against certain liabilities and expenses in connection the offer, including liabilities under the federal securities laws. Brokers, dealers, banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.    Miscellaneous.

        The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of the Shares in such jurisdiction.

        We are not aware of any jurisdiction in which the making of the offer or the acceptance of the Shares in connection with the offer would not be in compliance with the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

VGI ACQUISITION CORP.
	By:	/s/ DENNIS A. MCMAHON Name: Dennis A. McMahon Title: Secretary
March 7, 2008

SCHEDULE A
Information Concerning the Directors and Executive Officers of
Follett, Parent and Purchaser

        The following table sets forth the (i) name, (ii) current principal occupation, (iii) name, address, and principal business of the corporation in which the present occupation is conducted, (iv) material occupations, positions, offices or employment held within the past five years of each director and executive officer of Follett, Parent, and Purchaser and (v) name, address, and principal business of any corporation in which the occupation, position, office or employment was carried on. Unless otherwise specified, each person listed below is a citizen of the United States.

Follett

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On in the Last Five Years

Keith L. Alm (USA)	Private investor	1040 W. 54th Street Kansas City, MO 64112	Mr. Alm has been a private investor since his retirement in 2002 as president of the Hallmark International unit of Hallmark Cards, Inc., a publisher of greeting cards and related products, a position he had held since 1996.	—
Thomas A. Christopher (USA)	President, Follett Higher Education Group	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Christopher has been President of Follett Higher Education Group since June 2002. He previously had been President and Chief Operating Officer of Restoration Hardware, Inc., a specialty retailer, and held other positions in the retail industry.	—
Jesseca R.F. Cockson (USA)	Attorney, Faegre & Benson LLP	2200 Wells Fargo Center Minneapolis, MN 55402-3901	Ms. Cockson, an attorney, has been an associate with the law firm of Faegre & Benson LLP in Minneapolis, Minnesota since 2001.	—
Richard A. Ellspermann (USA)	Executive Vice President Human Resources, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Ellspermann has been Executive Vice President Human Resources of Follett Corporation since July 2002, and previously held other human resources positions with the corporation since 1998.	—

Charles R. Follett Jr. (USA)	President, Follett Technology Solutions & International Group	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Follett has been President of Follett Technology Solutions & International Group since its creation in October 2005. He previously had been Executive Vice President of Follett Library and School Group since 2000, and held other positions with the corporation and its affiliates since 1974.	—
Robert V. Guelich (USA)	Private investor	6732 Apache Road Edina, MN 55439	Mr. Guelich has been a private investor and teacher since his retirement as Senior Vice President Merchandising of Target Corporation, a retailer, in June 2003, a position he held since 1988.	—
Jerry J. Hamilton (USA)	Executive Vice President Strategy & Business Development, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Hamilton has been Executive Vice President Strategy & Business Development of Follett Corporation since July 2004, and previously held other strategy and business development positions with the corporation or its affiliates since 2000.	—
Joseph A. Hula (USA)	Executive Vice President Information Technology & Chief Information Officer, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Hula has been Executive Vice President Information Technology & Chief Information Officer of Follett Corporation since July 2004, and previously held other information technology positions with the corporation or its affiliates since 1999.	—
R. Mark Litzsinger (USA)	Chairman of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Mark Litzsinger has been Chairman of Follett Corporation since 2002. He previously had been Vice Chairman since 1999 and held other positions with the corporation and its affiliates since 1978.	—

Todd A. Litzsinger (USA)	Senior Vice President, Follett Library Resources, Inc.	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Todd Litzsinger has been Senior Vice President of Follett Library Resources, Inc. since December 2006. He previously had been President of Follett Educational Services, Inc., since October 2005, and Executive Vice President Operations, or other positions with Follett Library Resources since 1997, and other positions with the corporation and its affiliates since 1992.	—
Robert M. Mallo (USA)	President, Follett Educational Distribution Group	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Mallo has been President of Follett Educational Distribution Group since its creation in October 2005, and previously held other management positions with the corporation or its affiliates since 1975.	—
Dennis A. McMahon (USA)	Executive Vice President, General Counsel & Secretary of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. McMahon, an attorney, has been Executive Vice President, General Counsel & Secretary of Follett Corporation since July 2002, and previously held other legal positions with the corporation since 1996.	—
Alison E. O'Hara (USA)	Of Counsel, Follett Corporation legal department	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Ms. O'Hara, an attorney, has been Of Counsel to Follett Corporation's legal department since January 2008. She previously had been Assistant General Counsel since April 2003, and Senior Counsel since 1999.	—
Kathleen Paur (USA)	Area Director of Sales for Follett Library Resources, Inc.	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Ms. Paur has been Area Director of Sales for Follett Library Resources, Inc., or held other sales positions with the corporation and its affiliates since 1981.	—
Patrick J. Rivers (USA)	Treasurer, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Rivers has been Treasurer of Follett Corporation since 1997.	—

Mary Lee Schneider (USA)	President, Digital Solutions and Chief Technology Officer for R.R. Donnelley & Sons Co.	77 W. Wacker Drive Chicago, IL 60601	Ms. Schneider has been President, Digital Solutions and Chief Technology Officer for R.R. Donnelley & Sons Co., a provider of print and print-related services, since October 2006. She previously had been President of Donnelley's Premedia Services division since January 1999.	—
Kathryn A. Stanton (USA)	Executive Vice President Finance & Chief Financial Officer, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Ms. Stanton has been Executive Vice President Finance & Chief Financial Officer of Follett Corporation since July 2002, and previously held other finance positions with the corporation or its affiliates since 1986.	—
F. Quinn Stepan Jr. (USA)	President & Chief Executive Officer of Stepan Company	22 W. Frontage Road Northfield, IL 60093	Mr. Stepan has been President & Chief Executive Officer of Stepan Company, a manufacturer of specialty chemicals, since January 2006. He previously was President & Chief Operating Officer of that company since 1999.	—
Christopher D. Traut (USA)	Chief Executive Officer, Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Traut has been President and Chief Executive Officer of Follett Corporation since November 2000. He previously was President of Follett Elementary and High School Group and held other positions with the corporation and its affiliates since 1989.	—
Steven E. Waichler (USA)	President, Follett Family Council	3837 N. Seeley Chicago, IL 60618	Mr. Waichler is President of the Follett Family Council, and a frequent speaker and writer on the subject of family business practices.	—

Parent

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On

Christopher D. Traut (USA)	Chief Executive Officer of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Traut has been President and Chief Executive Officer of Follett Corporation since November 2000. He previously was President of Follett Elementary and High School Group and held other positions with the corporation and its affiliates since 1989.	—
Dennis A. McMahon (USA)	Executive Vice President, General Counsel & Secretary of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. McMahon, an attorney, has been Executive Vice President, General Counsel & Secretary of Follett Corporation since July 2002, and previously held other legal positions with the corporation since 1996.	—

Purchaser

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On

Christopher D. Traut (USA)	Chief Executive Officer of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. Traut has been President and Chief Executive Officer of Follett Corporation since November 2000. He previously was President of Follett Elementary and High School Group and held other positions with the corporation and its affiliates since 1989.	—
Dennis A. McMahon (USA)	Executive Vice President, General Counsel & Secretary of Follett Corporation	Follett Corporation 2233 West Street River Grove, IL 60171-1895	Mr. McMahon, an attorney, has been Executive Vice President, General Counsel & Secretary of Follett Corporation since July 2002, and previously held other legal positions with the corporation since 1996.	—

        Facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent by you or your broker, dealer, bank, trust company or other nominee to the depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
By Facsimile (for Guarantees of Delivery): For Eligible Institutions Only: 718-234-5001 For Confirmation Only Telephone: 718-921-8317 or toll free at 877-248-6417

        Any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All others call Toll-Free 1.800.843.0129

QuickLinks

  Exhibit (a)(1)(A)
SUMMARY TERM SHEET
  1. Terms of the Offer.
  2. Acceptance for Payment and Payment for the Shares.
  3. Procedure for Tendering the Shares.
  4. Withdrawal Rights.
  5. Material U.S. Federal Income Tax Consequences of the Offer and the Merger.
  6. Price Range of Shares; Dividends.
  7. Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration.
  8. Certain Information Concerning the Company.
  9. Certain Information Concerning Follett, Parent and Purchaser.
  10. Background of the Offer; Past Contacts, Negotiations and Transactions.
  11. Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.
PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY
THE MERGER AGREEMENT
OTHER AGREEMENTS
  12. Source and Amount of Funds.
  13. Certain Conditions of the Offer.
  14. Adjustments to Prevent Dilution.
  15. Certain Legal Matters.
  16. Fees and Expenses.
  17. Miscellaneous.